Exhibit 99.1

                   LifePoint Hospitals Announces New Director

     BRENTWOOD, Tenn.--(BUSINESS WIRE)--Nov. 8, 2007--LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that its Board of Directors has named Marguerite
W. Kondracke to fill the vacancy on its Board of Directors.

     In commenting on the appointment, William F. Carpenter III, President and Chief Executive Officer of LifePoint Hospitals, said, "We are pleased to have someone of Marguerite's background and experience join our Board. Her long public service demonstrates a commitment to helping others that is consistent with our core values. Marguerite's guidance and insight will be of significant value to our company as we work to expand the scope of quality healthcare in our communities."

     Owen G. Shell, Jr., non-executive Chairman of the Board of LifePoint Hospitals, added, "Marguerite has demonstrated over the years that she is a proven leader and entrepreneur who will be a valuable asset to the Board and to the stockholders of LifePoint."

     Since October 2004, Ms. Kondracke has served as President and Chief Executive Officer of America's Promise--The Alliance for Youth, a not-for-profit children's advocacy organization founded in 1997 by General Colin Powell. Prior to that time, Ms. Kondracke served as Special Assistant to U.S. Senator Lamar Alexander, as well as the Staff Director, Senate Subcommittee on Children and Families between April 2003 and September 2004. From September 2001 to March 2003, Ms. Kondracke served as President and Chief Executive Officer of The Brown Schools, a leading provider of behavioral services for adolescents. Ms. Kondracke is the co-founder and former Chief Executive Officer, and currently a board member of Bright Horizons Family Solutions (NASDAQ: BFAM), a public company that provides workplace services for employers and families. Ms. Kondracke is currently a board member of Saks, Inc. (NYSE: SKS), a public company that operates department stores in the United States. Ms. Kondracke also serves on the Board of Trustees of Duke University and Duke University Medical Center.

     LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities in 18 states. Of the Company's 49 hospitals, 46 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals' non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering compassionate, high quality patient care; supporting physicians; creating an outstanding environment for employees; providing unmatched community value; and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 21,000 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.

     All references to "LifePoint," "LifePoint Hospitals" and the "Company" as used throughout this release refer to LifePoint Hospitals, Inc. and its subsidiaries.


     CONTACT: LifePoint Hospitals, Inc.
              David M. Dill, Chief Financial Officer, 615-372-8512